Exhibit 99.1

LRAD® Corporation Reports 2019 Fiscal Second Quarter and First Half Results

○	Fiscal Second Quarter 2019 Revenues Increased 30% to $10.2 Million
○	Fiscal Second Quarter 2019 Earnings Per Share of $0.04
○	Fiscal First Half Revenues Increased 31% to $20.4 Million
○	Fiscal First Half Earnings Per Share of $0.07

SAN DIEGO, CA – May 7, 2019 - LRAD Corporation (NASDAQ: LRAD), a global leader in long range voice broadcast systems and advanced mass notification solutions, today announced financial results for its fiscal second quarter and first six months ended March 31, 2019.

Fiscal Second Quarter 2019 Financial Summary

●	Revenues: Fiscal second quarter 2019 revenues totaled $10.2 million, compared to $7.9 million in fiscal second quarter 2018.
○	Acoustic Hailing Device (“AHD”) shipments increased 21%.
○	Genasys™ contributed $545,000 in revenue during the period.
○	Revenues from the Company’s Americas sales region increased 79% to $9.0 million.
●

Net Income: The Company reported net income of $1.2 million, or $0.04 per basic and diluted share, in fiscal second quarter 2019, compared to net income of $461,000, or $0.01 per basic and diluted share, in fiscal second quarter 2018.

○	Gross profit margin was 50.9%, compared to 51.3% in the prior fiscal second quarter, largely due to an increase in manufacturing overhead expenses to support increased sales.
○	Operating expenses increased $323,000, or 9%, from fiscal second quarter 2018, primarily due to increased investment in hardware and software development.
○	Net income of $1.2 million was an improvement of $718,000 from the same period a year ago. The improved results reflected higher quarterly sales.

Six Months Ended March 31, 2019 Financial Summary

●

Revenues: Revenues increased 31% for the six months ended March 31, 2019 to $20.4 million, up from $15.5 million reported during the same period in fiscal 2018. The increase was primarily due to higher domestic revenues, particularly from the United States Army.

●

Net Income/(Loss): For the six months ended March 31, 2019, the Company reported net income of $2.2 million, or $0.07 per basic and diluted share, compared to a net loss of $1.2 million, or ($0.04) per basic and diluted share, reported during the same period in fiscal 2018.

○	Net income in the first six months was an improvement of $3.4 million over the net loss in the prior fiscal year period.
○

The improved results were largely due to the $2.5 million tax expense in fiscal year 2018 from the remeasurement of the Company’s deferred tax assets as a result of tax reform, and higher fiscal year 2019 sales.

●	Balance Sheet: Cash and cash equivalents totaled $7.7 million at March 31, 2019, down from $11.1 million at September 30, 2018.
○	Lower cash and cash equivalents were due largely to working capital requirements to support increased sales in the fiscal second quarter and anticipated sales in fiscal year 2019.
○	The Company used $2.2 million for stock repurchases in the first half of fiscal 2019 under its 2018 and 2019 share buyback plans.
○

At March 31, 2019, working capital totaled $22.1 million, compared to $21.1 million at September 30, 2018. The increase in working capital was primarily due to the net income from operations in the first six months of fiscal 2019.

“Defense, law enforcement and public safety mass notification sales were the principal drivers of our fiscal second quarter and first half revenue and earnings growth,” commented Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “Of note in fiscal second quarter, demonstrations in California of our satellite-connected Genasys voice broadcast and emergency warning solutions resulted in a city ordering Genasys systems and software to replace its siren-only installations.”

Select Fiscal Second Quarter 2019 Operating and Business Highlights

●	Received $700,000 in domestic and international AHD law enforcement orders
●	Received $1.2 million in international and domestic AHD naval orders
●	Announced an order from a California city for Genasys public safety mass notification systems and software
●	Repurchased 200,000 shares at an average of $2.75 per share under the Company’s new $5.0 million share buyback program

“At the request of fire officials and emergency managers in California, we are continuing to demonstrate our Genasys multi-modal systems and critical communication solutions,” Danforth added. “Orders are projected from many of the emergency warning and public safety opportunities we are working in the state and in other domestic and international regions.”

“Fiscal second half sales are expected to remain strong for defense, law enforcement and public safety mass notification applications,” concluded Danforth. “Record first half revenues and anticipated increases in bookings and backlog have the Company well-positioned for profitability and record fiscal year revenues.”

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that have not been shipped, but are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal second quarter 2019 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888.390.3967, or international at 862.298.0702. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/30294.

A replay of the call will be available approximately four hours after the call concludes and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: investor@lrad.com.

About LRAD Corporation

The Company's proprietary Long Range Acoustic Devices® and advanced Genasys™ mass notification systems and mobile alert solutions are designed to enable users to safely hail and warn, notify and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives.

LRAD systems are in service in 72 countries around the world in diverse applications, including public safety, mass notification, defense, law enforcement, homeland and border security, critical infrastructure protection, fire rescue, incident management, maritime and port security, and wildlife control and preservation. For more information, visit LRAD.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2018. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lrad.com

LRAD Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(000's omitted)

	March 31,
	2019	September 30,
	(unaudited)	2018

ASSETS
Current assets:
Cash and cash equivalents	$7,723	$11,063
Short-term marketable securities	3,109	3,592
Restricted cash	390	404
Accounts receivable, net	6,757	2,786
Inventories, net	8,306	6,734
Prepaid expenses and other	688	3,091
Total current assets	26,973	27,670
Long-term marketable securities	1,695	1,201
Long-term restricted cash	340	340
Deferred tax assets, net	5,400	5,957
Property and equipment, net	2,484	2,449
Goodwill	2,365	2,446
Intangible assets, net	1,356	1,557
Prepaid expenses and other - noncurrent	123	241
Total assets	$40,736	$41,861

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,228	$3,083
Accrued liabilities	3,334	3,200
Notes payable, current portion	286	297
Total current liabilities	4,848	6,580

Notes payable, less current portion	34	53
Other liabilities, noncurrent	2,083	1,739
Total liabilities	6,965	8,372

Total stockholders' equity	33,771	33,489
Total liabilities and stockholders' equity	$40,736	$41,861

LRAD Corporation and Subsidiary
Condensed Consolidated Statements of Operations
(000's omitted except share and per share amounts)
(Unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2019	2018	2019	2018

Revenues	$10,192	$7,868	$20,369	$15,497
Cost of revenues	5,001	3,832	10,089	7,503
Gross profit	5,191	4,036	10,280	7,994

Operating expenses:
Selling, general and administrative	2,475	2,518	5,227	4,706
Research and development	1,280	914	2,328	1,692
Total operating expenses	3,755	3,432	7,555	6,398

Income from operations	1,436	604	2,725	1,596
Other income and expense, net	17	15	57	49
Income before income taxes	1,453	619	2,782	1,645
Income tax expense	274	158	557	2,867
Net income (loss)	$1,179	$461	$2,225	$(1,222)

Net income (loss) per common share - basic and diluted	$0.04	$0.01	$0.07	$(0.04)
Weighted average common shares outstanding:
Basic	32,584,952	32,275,647	32,738,871	32,212,286
Diluted	33,077,255	33,299,206	33,272,164	32,212,286